Independent Auditors' Consent





We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 20, 1998 with respect to the consolidated financial statements of American Skandia Life Assurance Corporation for the year ended December 31, 1997 included in the Registration Statement (Form S-6 No. 333-58703) and related Prospectus, which is part of this registration.


/s/Ernst & Young LLP
Hartford, Connecticut
January 4, 1999